Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT:	LISA PALMER
(904) 598-7636

REGENCY CENTERS ANNOUNCES COMMON STOCK OFFERING

Jacksonville, Fla. (December 3, 2009) — Regency Centers Corporation (“Regency”) announced today that it plans to commence an offering of 8,000,000 shares of its common stock in an underwritten public offering, all of which will be subject to the forward sale agreements described below. In conjunction with this offering, Regency will grant the underwriters a 30-day option to purchase up to 1,200,000 shares of its common stock to cover any over-allotments, which shares will not be subject to a forward sale agreement.

This offering is being made pursuant to an effective shelf registration statement and prospectus filed by Regency with the Securities and Exchange Commission. J.P.Morgan and Wells Fargo Securities are acting as joint book-running managers for the offering.

In connection with this offering, Regency expects to enter into forward sale agreements with affiliates of J.P.Morgan and Wells Fargo Securities, as forward purchasers.

Regency intends to use any proceeds that it receives upon settlement of the forward sale agreements or from the sale of any shares to the underwriters to cover over-allotments to repay or refinance maturing 2010 debt, which includes its pro rata share of the existing debt of Macquarie CountryWide-Regency II (“MCW II”) as it matures, and for general corporate purposes. This offering will allow Regency to use existing liquidity to prepay all or a portion of its existing term loan.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact J.P.Morgan, Attention: J.P. Morgan Securities, Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; or Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to equity.syndicate@wachovia.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.